UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 15, 2022

MODERNA, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38753	81-3467528
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Technology Square
Cambridge, MA	02139
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (617) 714-6500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	MRNA	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b), (c) and (e) On August 17, 2022, Moderna, Inc. (the “Company”) announced that James Mock has been appointed to serve as the Company’s Chief Financial Officer (“CFO”), beginning September 6, 2022. Following the appointment of Mr. Mock, David Meline will retire as the Company’s CFO effective the same date, but will remain as a consultant to the Company to assist with the transition.

Prior to joining the Company, Mr. Mock, 45, served as Senior Vice President and CFO of PerkinElmer, Inc., a life sciences, diagnostics, and analytical solutions company, since May 2018. In his role at PerkinElmer, he had overall leadership responsibility for the strategy and operations of all Company finance functions. During that time, he was instrumental in transforming PerkinElmer into an organization with a strengthened financial profile for growth and profitability. Before that, Mr. Mock served for nearly 20 years in a wide range of financial oversight capacities within General Electric Company (“GE”), both in the United States and overseas. Mr. Mock’s most recent role at GE was Vice President, Corporate Audit Staff, a position in which he served from October 2015 to April 2018.

In connection with his employment with the Company as CFO, and pursuant to the terms of his offer letter, dated August 15, 2022 (the “Offer Letter”), Mr. Mock will receive an initial annual base salary of $750,000. Mr. Mock will also be eligible for an annual cash bonus (commencing with a pro-rated bonus for 2022) with an annual incentive target of 90% of his annual base salary, based upon achievement of certain individual performance goals and/or company performance goals established by the Company. Achievement of the goals will be determined in the sole discretion of the Compensation and Talent Committee of the Board of Directors (the “Compensation Committee”). Mr. Mock will also be eligible to receive a one-time signing bonus of $1,000,000 and a new hire equity award equivalent to a total value of $6,000,000 (the “Equity Grant”), to be granted in accordance with the Company’s Equity Award Grant Policy, which is described on page 49 of the Company’s Proxy Statement for the 2022 Annual Meeting of Stockholders (the “Proxy Statement”). The Equity Grant is subject to a four-year vesting period. For the Equity Grant, Mr. Mock will have the ability to select whether to accept the grant: (1) in the form of a non-qualified stock option, (2) 75% in value in the form of a non-qualified stock option and 25% in value in the form of restricted stock units (“RSUs”), or (3) 50% in value in the form of a non-qualified stock option and 50% in value in the form of RSUs. In addition, subject to the Compensation Committee’s approval, Mr. Mock will be eligible to participate in the Company’s annual equity award program in future years. The target value for this annual equity award will be $3,000,000 to $4,000,000, subject to adjustment by the Compensation Committee.

Mr. Mock will be eligible for all compensation and benefit plans available to the Company’s executive officers, as described in the Proxy Statement. Mr. Mock will participate in the Company’s Amended and Restated Executive Severance Plan and has entered into an indemnification agreement with the Company, consistent with the form of the existing indemnification agreement entered into between the Company and its executive officers. Mr. Mock has also entered into an employee confidentiality, assignment, nonsolicitation and noncompetition agreement.

The above summary is qualified in its entirety by reference to the Offer Letter, a copy of which will be filed with the Company’s future periodic filings.

Pursuant to the terms of the Updated Executive Retirement and Strategic Consulting Agreement between the Company and the Company’s current CFO, David Meline (the “Retirement and Consulting Agreement”), Mr. Meline will voluntarily retire from the Company on September 6, 2022 (the “Retirement Date”), effective upon Mr. Mock’s commencement of service as CFO. Until the Retirement Date, Mr. Meline will continue to serve as CFO pursuant to the terms of the Retirement and Consulting Agreement, a copy of which was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K/A filed on June 1, 2022.

Item 7.01	Regulation FD Disclosure.

On August 17, 2022, the Company issued a press release announcing the appointment of Mr. Mock as CFO. A copy of this press release is furnished as Exhibit 99.1 to this Report on Form 8-K.

The information in this Item 7.01 and Exhibit 99.1 attached hereto is intended to be furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press release by Moderna, Inc. dated August 17, 2022

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 17, 2022		MODERNA, INC.

	By:	/s/ Shannon Thyme Klinger
Shannon Thyme Klinger
Chief Legal Officer